Exhibit 10.02 - Resignation of Mastropietro

DONALD R. MASTROPIETRO
325 WHITFIELD AVENUE
SARASOTA, FL 34243

June 19, 2007

Philip M. Cohen, Chairman
Medical Media Television, Inc.
8406 Benjamin Road, Suite C
Tampa, FL 33634

Re: Resignation

Dear Phil:

Please accept this letter as my resignation as a member of the Board of Directors of Medical Media Television, Inc.

I am also resigning from my positions as Sr. Vice President Finance, Chief Financial Officer, Treasurer, Assistant Secretary with Medical Media Television, Inc., as well as all positions I hold in all of its subsidiaries including PetCARE Television Network, Inc., African American Medical Network, Inc., and KidCARE Medical Television Network, Inc.

This resignation is effective immediately and is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Sincerely,

/s/ Donald R. Mastropietro

Donald R. Mastropietro